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                                                                      EXHIBIT 11

                  FOXMEYER HEALTH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                     (In Thousands, Except Per Share Data)

                                                              For the Three Months           For the Nine Months
                                                               Ended December 31,            Ended December 31,
                                                              --------------------           -------------------
                                                                1994        1993              1994        1993
                                                              ---------   --------           --------  ---------
 Primary
 -------
    Earnings
       Income from operations                                 $  14,700    $  7,579         $  26,598   $ 12,982
       Deduct dividends on preferred shares                       4,726       3,210            14,221      5,740
                                                              ---------------------         --------------------
       Net income applicable to common
          stockholders                                        $   9,974    $  4,369         $  12,377   $  7,242
                                                              =====================         ====================

 Shares
   Weighted average number of shares of common
       stock outstanding                                         16,615      15,394            14,187      18,264
                                                              =====================         ====================

    Net income                                                $    0.60    $   0.28         $   0.87    $   0.40
                                                              =====================         ====================

Assuming Full Dilution
- ----------------------
   Earnings
     Income from operations                                   $  14,700    $  7,579         $  26,598   $ 12,982
     Dividends on preferred shares (conversion of
        preferred shares would be anti-dilutive)                  4,726       3,210            14,221      5,740
     Net income applicable to common stockholders             ---------------------         --------------------
                                                              $   9,974    $  4,369         $  12,377   $  7,242
                                                              =====================         ====================
   Shares
     Weighted average number of common shares
        outstanding                                              16,615      15,394            14,187     18,264
     Conversion of preferred stock (anti-dilutive)                    -           -                 -          -
     Assuming conversion of National Steel Corporation
        4 5/8% convertible debentures                                 -          67                13         67
     Additional dilutive effect of outstanding options (as
         determined by application of the treasury stock
         method)                                                      1           -                 3          -
                                                              ----------------------        ---------------------
     Weighted average number of shares of common
      stock outstanding as adjusted                              16,616       15,461           14,203      18,331
                                                              ======================        =====================
      Net income**                                            $    0.60     $   0.28        $    0.87    $   0.40
                                                              ======================        =====================


**   This calculation is submitted in accordance with Regulations S-K Item
601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.